Exhibit 99.1

                Aaron Rents, Inc. Reports Record Second Quarter;
                        Same Store Revenues up 14.7%;
                           Raises Outlook for Year

    ATLANTA, July 28 /PRNewswire-FirstCall/ -- Aaron Rents, Inc. (NYSE: RNT), the nation's leader in the sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics, home appliances and accessories, today announced record revenues and earnings for the second quarter of 2004.

    The Company's fast-growing Aaron's Sales & Lease Ownership division increased revenues 32% for both the second quarter and first six months of 2004 compared to the same periods a year ago, including a 14.7% increase in same store revenues during this year's second quarter.

    "Once again we are quite pleased with the Company's results," said
R. Charles Loudermilk, Sr., Chairman and Chief Executive Officer of Aaron Rents. "Our Aaron's Sales & Lease Ownership division continues its rapid growth, adding 60 Company-operated stores and 37 franchise stores during the first six months of 2004, and we are well on our way to accomplishing our goals for the year."

    For the three months ended June 30, 2004 revenues advanced 30% to $230.3 million compared to $177.7 million for the second quarter of 2003. Net earnings for the second quarter increased 76% to $15.4 million, or $.46 per diluted share, compared to $8.8 million, or $.26 per diluted share, for the same period last year.

    The Company's other revenues include a pre-tax gain of $5.5 million, or $.10 per diluted share, realized in the second quarter resulting from the disposition of its Rainbow Rentals, Inc. stock when Rainbow merged with Rent-A-Center, Inc. in May.

    For the first six months of this year, revenues advanced 28% to a record $472.8 million compared to $369.0 million for the first half of 2003. Net earnings for the six months were $28.2 million versus $17.5 million for the corresponding period last year, up 61%. Diluted earnings per share for the first half were $.84 for 2004 and $.53 for 2003.

    Included in the Company's other revenues is royalty income from franchisees, which in 2004 increased to $4.1 million for the second quarter from $3.4 million for the quarter a year ago and to $8.3 million for the first six months compared to $7.0 million for the same period last year. In addition, non-retail sales, which are primarily sales of rental merchandise to franchisees, increased to $35.3 million for the second quarter from $24.9 million for the quarter a year ago and to $81.8 million for the first six months compared to $56.4 million for the same period last year. The increases in royalty income and non-retail sales are attributable to an increase in revenues of the Company's franchisees, who collectively had revenues of $88.7 million during the second quarter and $172.0 million for the first six months of 2004, a 29% and 22% increase from the comparable prior year periods, respectively. Revenues of franchisees, however, are not revenues of Aaron Rents, Inc.

    Revenues of the Aaron's Sales & Lease Ownership division increased 32% for the quarter to $198.3 million versus $150.3 million in the second quarter of last year. First half sales and lease ownership revenues also increased 32% to $412.9 million compared to $312.2 million a year ago.

    Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) in the Aaron's Sales & Lease Ownership division increased 14.7% during the second quarter of 2004 compared to second quarter of 2003. Same store revenues increased 12.0% for stores open over two years at the end of June 2004.

    During the second quarter the Company awarded area development agreements to various independent operators to open 31 new Aaron's Sales & Lease Ownership franchise stores. Through the first six months of 2004, agreements have been signed for 84 additional new franchise stores. At the end of June there were 281 franchise stores awarded that are scheduled to open over the next several years.

    The Company acquired 26 stores during the second quarter, including two franchise stores, and contracts and related merchandise of four additional stores. Also, during the second quarter, the Company converted ten of its 11 remaining Sight & Sound stores to Aaron's Sales & Lease Ownership stores. Including these acquisitions and one Sight & Sound store closure, the Aaron's Sales & Lease Ownership division increased its store count during the second quarter by 54 stores, comprising of 42 Company-operated stores and 12 franchised stores, bringing the total number of stores open at June 30 to
884.  At the end of June the Company also had 60 rent-to-rent stores open.

    A 3-for-2 stock split effected in the form of a 50% stock dividend on both Common Stock (RNT) and Class A Common Stock (RNT.A) was announced by the Company on July 12. New shares will be distributed on August 16, 2004 to shareholders of record as of the close of business on August 2, 2004. The accompanying table presents the second quarter results as if the split occurred prior to this date.

    "For the third quarter of 2004 we expect revenues to be over $225 million and diluted earnings per share, on a pre-split basis, to be in the range of $.32 to $.34 per share," Mr. Loudermilk continued. "We are increasing our guidance for the full year of 2004, again expecting Company revenues to exceed $950 million (excluding revenues of franchisees), more than a 24% increase over 2003, with diluted earnings per share, on a pre-split basis, in the range of $1.50 to $1.54, compared to the $1.10 diluted per share recorded in 2003. Our previous earnings guidance for the 2004 year was between $1.48 and $1.53 per diluted share. Our new store opening plans for 2004 are to open approximately 140 new stores, a combination of Company-operated and franchised stores, in addition to adding between 40 and 50 Company-operated stores during the year through acquisition. Our initial outlook for 2005 is to continue to increase our Company-operated and franchise store base in excess of 15% annually and achieve diluted earnings per share, on a pre-split basis, in the range of $1.70 to $1.80."

    Aaron Rents will hold a conference call to discuss its quarterly financial results on Thursday, July 29, 2004, at 10:30 am Eastern Time. The public is invited to listen in to the call by webcast accessible through the Company's website, www.aaronrents.com , in the "Investor Relations" section. The webcast will be archived for playback at that same site.

    Aaron Rents, Inc., based in Atlanta, currently has over 945 Company-operated and franchised stores in the United States, Puerto Rico, and Canada for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 10 facilities in four states.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under "Certain Factors Affecting Forward Looking Statements" in the Company's Annual Report on Form 10-K for fiscal 2003, which discussion is incorporated herein by this reference. Statements in this release that are "forward-looking" include without limitation Aaron Rents' projected revenues, earnings, and store openings for 2004 and 2005.


                      Aaron Rents, Inc. and Subsidiaries
                     Consolidated Statements of Earnings
                   (In thousands, except per share amounts)

                                       (Unaudited)          (Unaudited)
                                   Three Months Ended    Six Months Ended
                                         June 30,             June 30,
                                     2004      2003      2004         2003
    Revenues:
       Rentals and Fees           $170,225   $131,419  $342,597     $262,456
       Retail Sales                 12,578     15,608    29,049       38,646
       Non-Retail Sales             35,272     24,870    81,771       56,427
       Other                        12,211      5,844    19,362       11,472
          Total                    230,286    177,741   472,779      369,001

     Costs and Expenses:
       Retail Cost of Sales          8,663     11,391    20,373       28,246
       Non-Retail Cost of Sales     32,709     23,077    76,015       52,479
       Operating Expenses          100,658     81,377   202,751      164,496
       Depreciation of Rental
        Merchandise                 62,062     46,517   125,532       92,906
       Interest                      1,266      1,473     2,474        3,061
          Total                    205,358    163,835   427,145      341,188

     Earnings Before Taxes          24,928     13,906    45,634       27,813

     Income Taxes                    9,543      5,145    17,432       10,304

    Net Earnings                   $15,385     $8,761   $28,202      $17,509

    Common Stock and Class A
    Common Stock:

    Earnings Per Share                $.46       $.27      $.85         $.54

    Earnings Per Share
     Assuming Dilution                $.46       $.26      $.84         $.53

    Weighted Average
     Shares Outstanding             33,088     32,562    32,985       32,545

    Weighted Average
     Shares Outstanding
     Assuming Dilution              33,683     33,085    33,595       33,000


                      Aaron Rents, Inc. and Subsidiaries
                         Selected Balance Sheet Data
                                (In thousands)
                                 (Unaudited)
                                                 June 30,        December 31,
                                                    2004                2003
    Cash                                             $95                 $95
    Accounts Receivable                           29,132              30,878
    Rental Merchandise, Net                      386,091             343,013
    Property, Plant and Equipment, Net           101,136              99,584
    Total Assets                                 606,882             555,292

    Bank Debt                                     23,932              13,870
    Senior Notes                                  50,000              50,000
    Total Liabilities                            256,316             235,106
    Shareholders' Equity                        $350,566            $320,186


                      Aaron Rents, Inc. and Subsidiaries
                  Earnings Per Share Pro Forma Presentation
                   (In thousands, except per share amounts)

                                      (Unaudited)             (Unaudited)
                                  Three Months Ended       Six Months Ended
                                        June 30,                June 30,
                                    2004        2003        2004        2003
    Net Earnings                 $15,385      $8,761     $28,202     $17,509

    Common Stock and Class A
     Common Stock:

    Earnings Per Share              $.31        $.18        $.57        $.36

    Earnings Per Share
     Assuming Dilution              $.30        $.18        $.56        $.35

    Weighted Average
     Shares Outstanding           49,632      48,843      49,478      48,818

    Weighted Average
     Shares Outstanding
     Assuming Dilution            50,525      49,628      50,393      49,500

     (1) Pro forma presentation gives prior-period effect to the 3-for-2 partial stock split effective August 16, 2004.

SOURCE  Aaron Rents, Inc.
    -0-                             07/28/2004
    /CONTACT: Gilbert L. Danielson, Executive Vice President, Chief Financial Officer of Aaron Rents, Inc., +1-678-402-3314/
    /Web site:  http://www.aaronrents.com /
    (RNT)

CO:  Aaron Rents, Inc.
ST:  Georgia
IN:  REA RLT
SU:  ERN ERP CCA MAV